Exhibit (D)(2)

                             SEED CAPITAL AGREEMENT

     The Hyperion Strategic Mortgage Income Fund, Inc. (the "Fund") and Hyperion Capital Management, Inc. (the "Purchaser"), intending to be legally bound, hereby agree as follows:

     1. The Fund offers to sell to Purchaser and Purchaser agrees to purchase from the Fund, 7,018 of the Fund's shares of beneficial interest (the "Shares"), at a price of $14.25 per Share for an aggregate purchase price of $100,000 on a date to be specified by the Fund, prior to the effective date of the Registration Statement.

     2. Purchaser represents and warrants that the Shares are being acquired for investment purposes and not with a view to the resale or distribution thereof, and that Purchaser has no present intention to dispose of, sell, grant any participation in or otherwise transfer or distribute the Shares.

     3. The Purchaser understands that the Shares are "restricted securities" and may be sold only pursuant to a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), or an applicable exemption from the registration requirements of the 1933 Act.

     4. Purchaser's right to purchase the Shares under this agreement is not transferable or assignable.


     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of July 8, 2002.

                  THE HYPERION STRATEGIC MORTGAGE INCOME FUND, INC.

                            By:     /s/ Thomas F. Doodian
                                    ----------------------------
                                    Thomas F. Doodian
                                    Treasurer

                  HYPERION CAPITAL MANAGEMENT, INC.


                            By:     /s/ Thomas F. Doodian
                                    ---------------------------
                                    Thomas F. Doodian
                                    Chief Operating Officer